Exhibit 10.1

International Assignment Agreement

July 31, 2023
[This copy supercedes all prior version(s).]

John Yung
#### ## ######### ##### #####
######## ###, Paradise Valley, AZ 85253

Re:    Offer of Temporary International Assignment to the United Kingdom

Dear John:

As part of your promotion to the new role of “President of International and Cabot Credit Management” and on behalf of Encore Capital Group, Inc. ("Home Company") in the United States ("Home Country"), it gives me great pleasure to confirm your international assignment ("Assignment") in the United Kingdom ("UK" or "Host Country") to work with our affiliate, Cabot Credit Management ("Cabot" or "Host Company") at its headquarters office in London ("Host Location").

For purposes of this letter ("Letter" or "Agreement"), your location of origin will be Phoenix, Arizona, United States of America ("Location of Origin"). We are confident that you will continue to make a vital contribution to the development and success of Cabot and our international businesses. The terms and conditions of your Assignment going forward are described in more detail in the following sections.

We ask that you read this Agreement carefully to ensure that you understand the various terms and conditions contained within before you sign the Acknowledgement section indicating your acceptance of this offer of temporary international assignment.

Conditions of Offer

Please note: You understand that this temporary international assignment is conditional on you obtaining legal authorization to work in the UK.
Further, the start date detailed in this Agreement is dependent upon receipt of copies of the relevant visa or other required documentation verifying your legal authorization to work in the UK (refer to Work Authorizations as defined later in this agreement).
Any delay in the Commencement Date (as later defined) that results from our untimely receipt of the required Work Authorizations and/or your acceptance of the terms and conditions outlined in this Agreement will not extend the term. The term may only be extended by a written agreement or amendment hereto and to the extent permitted by law. Our failure to receive the relevant Work Authorizations from you, for any reason, will render this Agreement null and void.
Furthermore, the Term of this offer of temporary assignment with the Host Company has been prepared in accordance with information that has been provided to us by you and any other relevant information that is currently available to the company which will be based on the expiration date of your Work Authorizations.

Term of Assignment

Term and Special Conditions: Subject to the terms outlined above, it is anticipated that your Assignment in the UK will have a start date of July 31, 2023, and a target end date of July 29, 2024. It is anticipated that the Assignment will be less than 12 months ("Initial Term").

Extensions: Subject to the terms outlined in this Agreement and your future ability to obtain further required Work Authorizations. The Home Company may extend the term of this Assignment beyond the Initial Term or any term thereafter (collectively "term"), provided that: (i) the Home Company gives you written notice of the extension of your Assignment and the conditions of any such extension no later than one (1) month prior to the expiration of the relevant term; and (ii) you agree in writing to the Home Company’s notice and terms of extension shortly after the Home Company sends notice thereof. The Home Company’s failure to provide a notice of extension by the deadline indicated in this paragraph shall constitute a notice by the Company that the term, the Assignment, and this Agreement will expire, automatically, on the last day of the relevant term. If the term is extended at any time, the allowances and benefits in this Letter will remain the same unless mutually agreed by Home Company and you.

Early Termination Costs: International assignments are temporary in nature. The duration of your Assignment is based on present business requirements and is subject to change at the discretion of the Home Company. Any personal or job-related commitments you make should take into consideration the temporary nature of this Assignment. The Home Company assumes the responsibility of any early termination fees related to any contracts you enter into while in the Host Country that are necessary for you or your dependent’s housing, and transportation in the event that your Assignment or your employment is terminated by the Home Company without Cause (as later defined) prior to the expiration of the term. Any early termination fees for contracts related to items of a personal nature, such as private club memberships, will be your responsibility, regardless of the reason for the termination of the Assignment unless agreed to by Home Company prior to signing of any contracts and/or memberships.

Pre-Assignment Benefits: To be sure, pre-assignment benefits described later in this Letter, such as relocation, home-finding trips, tax planning, or similar benefits, may be utilized prior to the start of the Initial Term to the extent necessary to affect your relocation to the Host Country.

Immigration

Obtaining Work Authorizations: Before working in the Host Location, all legally required work permits, visas, residency passes, Host Company pre-assignment requirements and/or other authorizations necessary to allow you to work and reside in the Host Location ("Work Authorizations") must be obtained and/or met. Accordingly, this Agreement and its start date are subject to the following: (i) the Home Company's timely receipt of Work Authorizations; (ii) your acceptance of the terms and conditions outlined in this Letter; (iii) your obtaining any required medical clearances; and (iv) the applicable laws and regulations regarding work and travel in the relevant jurisdictions. By signing below, you represent that you know of no matters that would prejudice your ability to obtain the Work Authorizations (such as prior overstays on visas in the Host Country, health issues, or other matters).

Maintaining Work Authorizations: You agree that your Assignment is contingent on you maintaining all relevant Work Authorizations. If your Work Authorizations are revoked, cancelled, or not approved for any reason, at any time, your Assignment and this Agreement will automatically terminate, without notice, and you will be returned to the Home Location pursuant to applicable law. Except if the Work Authorization is revoked for your misconduct, (i) you will be entitled to the Repatriation Benefits (defined hereafter); and (ii) you will be returned to the Home Company as an at-will employee in the Location of Origin. If your Work Authorizations are revoked based on your misconduct, the Home Company can terminate your employment for Cause (defined hereafter).

You understand that maintenance of your Work Authorizations throughout the term is a material obligation of this Agreement and your Assignment is conditional on you obtaining and continuing to maintain legal authorization to work in the UK during the term.

Third-Party Vendor: A third party vendor, currently Fragomen, has been authorized to assist you to obtain and maintain any necessary Work Authorizations for you and dependent visas and residency permits for your accompanying family member(s), if any. The fees and costs for this benefit will be paid on your behalf. You agree to cooperate with the third-party vendor and to timely provide any and all information necessary to obtain or maintain any Work Authorizations during the Assignment.

Compensation & Benefits

Base Salary: Your annual base salary will be $450,000 (USD) gross and will be paid from the USD Payroll in accordance with the Home Company compensation plan and standard payroll policies, subject to normal deductions and withholdings or as identified in the Global Tax Equalization Acknowledgment, if applicable.

Key Contributor Plan (“KCP”) Bonus: You will be eligible to participate in the Key Contributor Plan (“KCP”) bonus program, with an annual target bonus percentage of 85% of your annual base salary.
Determination of your eligibility for the entire incentive bonus, while on assignment, or any portion thereof, shall be based on your personal performance and the achievement of annual corporate and business objectives, in the sole discretion of the Encore Board Compensation Committee, with input from Encore’s CEO.

Long-term Incentive: You will be eligible for the Home Company equity plan. You must be under active and continuous employment with the Home Company or on an assignment with one of Encore’s entities on the date the equity plan awards are granted in order to be eligible to receive them.

Vacation: You will remain on your existing vacation plan for the Home Company, subject to applicable law, and you must report all vacation time (and receive appropriate advance approvals where necessary) in accordance with Home Company procedures.
Workdays and Holidays: You will observe the workdays of the Host Location. Further, you will observe the public holidays of the Host Location and not the Location of Origin. Public holidays observed by the Host Company will not count toward your vacation accruals.

Health Benefits/Medical: As a visa holder in UK, you understand and agree that you and your spouse are required to be covered by an international health insurance plan during the Assignment Period. The fees and costs for this benefit will be paid on your behalf.

Provisions of this Assignment

As part of your Assignment, we will provide you with the following benefits:
Temporary Living: While you are searching for permanent housing at the beginning of your assignment, you will be provided with up to 90 days (e.g., August to October) of temporary living assistance in a reasonable corporate apartment. This benefit will be coordinated and managed by Odyssey Relocation Management (Odyssey), a relocation management consulting firm.

Destination Services: While on this Assignment, you can leverage Odyssey Relocation Consultant to secure 4 Days of a Total Support Program for rental search.
Home Finding Trip: You will be provided with a trip (7 days / 6 nights) to find permanent rental housing. Cost includes business class airfare, lodging, meals, taxi to/from the airport in origin, rental car for you and your spouse, and other reasonable expenses as appropriate.

Move to the Host Location: Airfare for you and your spouse between the Home and Host Location at the start of your assignment will be paid on your behalf. Includes meals (first 3 days upon arrival in Host Country), business class airfare airport transportation and applicable baggage charges. Eligible expenses will be reimbursed to you, provided you timely submit appropriate supporting documentation.
Relocation Allowance: You will be provided with a one-time lump sum equal to $12,500 (USD). This amount will be paid in US Dollars and will be net of any taxes to assist with incidental relocation expenses, which can be paid to you upon arrival in the Host Location.
Host Location Permanent Housing: Once permanent rental housing has been secured, you will be covered for up to £12,500 (GBP) per month in support of your housing and utilities expenses in the Host Location. You will also be covered for related UK Council Tax.

Miscellaneous Allowance: You will be eligible for reimbursement with proof of receipt(s) of up to £8,000 (GBP) to acquire household furnishings and goods to set up your Host Location permanent housing.

Cost of Living Adjustment (COLA) Allowance: You will be provided with a monthly COLA allowance of $1,600 (USD) net, to help offset the differences for similar living expenses between Location of Origin and the Host Location.

Host Location Transportation: You will be provided a monthly allowance of $3,900 (USD) net in support of transportation expenses (e.g., public transportation, rental car, etc.), in the Host Location.
Property Management: You will be provided a monthly allowance of $1,250 (USD) net for property management fees related to your home at Location of Origin.
Home Leave Travel: You will be eligible to claim reimbursement for business class flights for yourself, spouse and children of up to $85,000 (USD) over the duration of your 12-month Assignment. For purposes of this reimbursement benefit, time away from work (excluding travel time) should be counted as vacation and reported accordingly. This benefit will be coordinated with your Odyssey Relocation Consultant.
Taxes: You will be subject to tax equalization in accordance with the company’s tax equalization terms and conditions. If you become liable for Host Country individual tax as a result of your Assignment or incur an incremental Home Country tax liability related to your assignment, Encore Capital Group, Inc. will pay the incremental Home and Host Country taxes on your behalf. The tax equalization process ensures that you will pay a similar amount of U.S. Federal, State, and Social Security taxes (including FICA and Medicare) you would have paid had you not been on foreign assignment.

Tax withholdings will operate in the manner described in Encore’s Tax Equalization Acknowledgment letter, a copy of which will be provided separately.

Tax Planning and Preparation Assistance: While you are in the Host Country, the Home Company will pay the entire cost associated with the preparation and filing of your tax return documents and tax equalization analysis by the Tax Service Provider, as it relates to the income subject to tax equalization under the Home Company’s Tax Equalization Acknowledgment letter. Services will be provided by Company’s preferred tax firm, Deloitte, (“Tax Service Provider”) and the costs for such services will be paid on your behalf. The Home Company has also retained Deloitte to acquaint you with the tax aspects of your Assignment and to assist you with tax planning as a consequence of this Assignment. The Home Company reserves the right to change its Tax Service Provider and to amend its tax preparation program at any time. Tax preparation services will continue upon repatriation for the year of transition as well as subsequent years for as long as the Home Company is able to recoup foreign tax credits paid on your behalf as a result of the Assignment or when the Home Company decides that such services are no longer necessary.

Should there be any tax audits once you leave the Host Country, the Home Company agrees to pay any associated tax costs to the extent such costs are triggered by Assignment-related income during the period of time you spent in the Host Country under this Assignment. You will be fully responsible for any personal tax consulting and for taxes assessed as a result of choices regarding your personal financial portfolio.

Compliance: The Home Company regards compliance with United States and foreign income tax requirements as a mandatory obligation with which you must comply. You must conduct yourself at all times so as to avoid charges of tax evasion or abuse, or of violation of local law, which could jeopardize your standing in any way personally or as a representative of the Home Company. You are further expected to exercise care and attention in minimizing your liability for Home Country and foreign income taxes in accordance with appropriate principles of tax planning. You must cooperate with the Home Company, its Corporate Tax department, and outside Tax Service Providers to ensure that your income tax returns are filed on a timely basis and in such a manner as to produce the lowest possible tax permitted by law in both the Home Country and Host Country. The Home Company will not be liable for any penalties or fees you incur as a result of your failure to timely provide accurate information to the Tax Service Provider, to file any necessary returns, or to otherwise abide by your obligations with regard to taxation.

No Additional Claims

You understand that your base salary and the COLA Allowance has been calculated to more than adequately compensate you for any additional cost of living that you may incur as a result of performing the Assignment. You agree that you will make no claim for any additional payments from the Home Country or the Host Country in respect to cost of living adjustments or personal expenses that you may incur.

Employment Status

Employer: During your Assignment, you will remain solely employed by the Home Company and to the extent permitted by law you understand, acknowledge and agree that you are not entitled to any additional compensation from either the Home Company or the Host Company in respect to your Assignment during the Term and that the salary and benefits (including allowances) that you receive during the term of your Assignment have been calculated to be inclusive of any overtime, penalty rates, leave loading or allowances applicable under any legislation, award or certified/collective/enterprise agreement should any be deemed to apply to you during your Assignment. You acknowledge that your salary is at least equal to the minimum rate under a modern award or the national minimum wage, if either is deemed to be applicable to you, for each hour worked including reasonable additional hours.

Employer Policies: During your Assignment, you will remain bound by the Home Company’s employment policies, procedures, and practices, except where expressly stated otherwise in this Agreement. The Home Company agrees to keep you informed of all changes and updates for the duration of your Assignment. You will continue to be bound by any confidentiality and restrictive covenant agreement that you have executed with the Home Company. Further, your period of service under Assignment with the Host Company will count toward your continuous employment with the Home Company and any service-related benefits to which you are or may be entitled with the Home Company.

While on assignment to the Host Country you may be required to follow various Host Company policies as it relates to proper execution of your day-to-day responsibilities. These policies will be reviewed and discussed with you while on assignment and will be accessible to you on the Host Company’s internal intranet site which you will have full access to.

Duties to Host Company: During the Assignment, you will be loaned to the Host Company in order for the Host Company to benefit from your experience, expertise, and/or skills and to obtain your services in the Host Location. You acknowledge and agree that the Assignment shall not, in any case, be construed as an offer or an agreement of employment between you and the Host Company. Since you are not an employee of the Host Company, you acknowledge and agree that you will not be eligible to receive any kind of compensation or benefits provided by the Host Company to its employees, and you will not be eligible to participate in any of the Host Company’s employee benefit plans or programs, except as required by applicable law, identified in this Letter, or as the Home and Host Company may agree from time to time. You further acknowledge and agree that any compensation or benefits you receive directly from the Host Company are as a result of arrangements between the Home Company and Host Company, and do not indicate or establish an employment relationship between you and the Host Company. Your acceptance of these terms is a material condition of this Agreement.

To further clarify, in your capacity as President of International and Cabot Credit Management, you will have the authority to sign contracts on behalf of the Host Company with any external entities for the duration of your Assignment within our established policy parameters. These contracts could include employment contracts, authorize/approve internal documents, and other activities as required while on assignment on behalf of the Host Company.

Authority. Notwithstanding anything to the contrary, when you are located in the Host Country, in your capacity as President of International and Cabot Credit Management, you will continue to have authority (i) to negotiate any contract on behalf of the Home Company; (ii) to modify or accept contracts on behalf of the Home Company; or (iii) to otherwise bind the Home Company to any contract. Any such contract presented to you that is intended to bind the Home Company must be executed by a duly authorized officer of that entity located in the business offices of that entity.

Termination

Expiration. Subject to the terms outlined in this Agreement, your Assignment will end automatically at the conclusion of the term, including the end of the Initial Term or any extension thereof. The parties may also mutually agree in writing to reduce the term.

Termination. Notwithstanding the above, you and the Home Company have the right to terminate the Assignment, and your employment, at any time as follows: (i) if by you, by providing the Home Company with three (3) months' prior written notice; (ii) if by the Home Company, (a) by providing you three (3) months' prior written notice if you are terminated without Cause (as defined below); or (b) without prior notice if terminated for Cause (defined below). In the event you resign, the Home Company reserves the right to waive any notice period or portion thereof, in its discretion, and you will be paid in lieu thereof. The Home Company further reserves the right to limit your duties and/or access to clients, customers, or properties of the Home Company or any Encore entity during any notice period identified in (i) or (ii) above, and such limitations will not be a breach of this Agreement. During any notice period, and regardless of any limitations on your access or duties, you agree to remain ready, willing, and able to assist in any request for assistance made by the Home Company to perform relevant duties, to cooperate with the transfer of any job duties or knowledge, or to provide any other services consistent with your position or the transfer thereof.

Cause Defined. For purposes of this Letter, “Cause” as a serious misconduct is defined in accordance with the Encore Capital Group, Inc. Executive Separation Plan (as adopted effective November 4, 2014, and amended effective January 1, 2022) or the most recent amendment in place as of the date of the misconduct. Cause also includes if your Work Authorizations are revoked based on your misconduct. In the event that an incident constituting Cause is curable, the Home Company shall provide you with written notice describing the nature of the event in reasonable detail, and you shall have thirty (30) days to cure ("Cure Period") such an event to the satisfaction of the Home Company. Your failure to do so will result in a termination for Cause. Further, the Home Company may, in its sole discretion, elect to suspend your employment, with pay and benefits, during: (a) the Cure Period; or (b) any period in which it investigates an event that may constitute Cause.

Good Reason. You may terminate your employment during the Assignment for Good Reason ("Good Reason"). For purposes of your eligibility to receive severance and any repatriation benefits, your resignation with Good Reason will be defined in accordance with the Encore Capital Group, Inc. Executive Separation Plan (as adopted effective November 4, 2014, and amended effective January 1, 2022) or the most recent amendment in place. Notwithstanding the above, no Good Reason termination shall exist unless you have given the Home Company written notice specifying a Good Reason event, and the Home Company has failed to cure such event within thirty (30) days of receiving such notice. By signing this agreement, you consent to the move to the Host Country and, upon the end of your Assignment, the return to your Location of Origin.
Your Obligations Upon Termination.    Notwithstanding the above, you understand, acknowledge, and agree that unless you obtain an alternative work authorization (with the company, an alternative employer or through other means available at law) and provide sufficient evidence of this to us:

(a)    Upon the termination of your employment at the end of the term, you will be out of legal status in the UK if the termination of your employment is connected to the end of your visa term and you must depart the UK before the expiry of your visa; or

(b)    Upon the termination of your employment for any reason and at any other time prior to expiration of the term/your current visa, you must depart the UK within 60 days of the termination of your Assignment in the UK with the Host Company.

If your employment either comes to an end at the end of the term or your employment is terminated for any reason, at any time during the term, we will at your request or at the request of the Department of Immigration provide you with a one-way, business class ticket for you and your spouse to your Home Country. The flight booking will be made for a day and time that is agreed with you, subject to any immigration or legal obligations that we may have in respect to the end of your employment. You will be required to ensure that you depart the UK on the flight that is booked for you on the date and time which will ensure that you exit the UK before the grace periods imposed by the United Kingdom Department of Immigration and Citizenship, as outlined above or otherwise per UK laws applicable at the relevant time of your termination.

Effect of Termination. If your employment is terminated by the Home Company at any time or for any reason during the Assignment, you understand and agree that your participation in any of the Home Company’s incentive, welfare, benefit, retirement, savings, or other plans shall cease on the last day in which the separation occurs, and you shall only be entitled to the following payments: (a) any unreimbursed expenses which were submitted according to the relevant policies; (b) Repatriation Benefits, if applicable; and (c) any unpaid salary, benefits, termination payments, or incentives accrued and/or vested through the date of termination, as mandated by applicable law or as required under the terms of the relevant incentive or benefits plans. You must immediately return any and all property belonging to the Home Company, Host Company, or any Encore entity such as files, equipment, keys, computers, or other property and, to the extent permissible under applicable law, you authorize the Home Company to withhold any amount due to you at the time of termination until you have returned all such property. Furthermore, if your employment is terminated due to the expiration of your visa term, you understand, acknowledge, and agree that you will not be entitled to any notice or payment in lieu of notice or redundancy pay benefits under UK law.

Notwithstanding the above, your eligibility as a participant of the Encore Capital Group, Inc. Executive Separation Plan remains in place. Refer to separate letter provided to you from me dated June 19, 2023.

Repatriation

Repatriation Benefits: At the completion of the Assignment, you will be entitled to the following benefits (collectively "Repatriation Benefits"): (i) a one-time lump allowance equal to $20,000 (USD) net, to assist with incidental relocation expenses, which will be paid to you upon arrival in the Location of Origin; (ii) departure services to assist with move out inspection, and notices and coordination of third party services. You will not be eligible for the Repatriation Benefits if: (i) you resign from the Assignment or your employment without Good Reason; (ii) you are terminated by the Company for Cause; or (iii) you fail to exit the Host Location within the grace period, as applicable.

Final Move to the Location of Origin: Airfare for you and your spouse between the Home and Host Location at the end of your assignment will be paid on your behalf. Travel will be booked by our preferred travel partner through our Relocation Consultant. Includes business class airfare, airport transportation, applicable baggage charges, and meals (first 2 days upon arrival in Home Country). Eligible expenses for transportation to/from airport will be reimbursed to you, provided you timely submit appropriate supporting documentation.
Post-Assignment Tax. The Home Company will continue to keep you in the Global Mobility Tax program (i.e., tax preparation services and equalization) during the transition year and any subsequent years so long as it is to the Home Company’s benefit to recoup foreign tax credits as a result of taxes paid on your behalf during your Assignment. The Home Company will also maintain responsibility for any Host Country tax liabilities that may result following your repatriation, for as long as the liability is as a result of Assignment-related income.

Conclusion of Assignment Benefits. The terms and conditions in this Agreement will be in effect only during the Assignment, except for those terms and conditions which are expressly identified as occurring immediately before the Assignment (such as pre-Assignment obligations and benefits) or immediately after (such as Repatriation Benefits, restrictive covenants, etc.). Unless the terms of this Letter expressly state otherwise, all allowances, privileges, benefits, accommodations, and other terms provided under this Agreement will cease at the termination of this Assignment.

Post-Assignment Employment. At the end of the Assignment, and assuming the Home Company determines your performance satisfactory, the Home Company anticipates that it will return you to the same position with the Home Company at the Location of Origin. Your status will be as an at-will employee, and you will remain eligible for severance in accordance with the Encore Capital Group, Inc. Executive Separation Plan.

Miscellaneous

Data Protection

To enable the Host Company to manage your Assignment, it is necessary to provide various third parties and Host Company departments with certain personal information about you and your family. Personal information will be supplied to third parties in connection with your Assignment to the extent necessary for a third party to provide its services. Such third parties may include but not limited to: tax consultants (e.g., Deloitte), relocation vendor(s), immigration vendor(s), shipping agents, medical service providers and certain government departments (e.g., those connected with taxation or visa/host permit applications).

Personal information may include: (i) employee profile (i.e., your name, marital status, date of birth, home address, job description, dependents' details, etc.); (ii) Assignment profile (e.g., job description in the Host Country, assignment plan, start and end dates) (iii) international assignment correspondence relative to the Assignment; (iv) compensation data (e.g., total compensation, assignment allowances, bank account details, etc.); (v) personal data required for work authorization applications; and (vi) tax calculations under the tax equalization terms and conditions. If you would like to review your personal information, or if you believe that any of the information is incorrect, you should contact Cherese Brown by email at #############@#####.com or by phone at 858-###-####. By signing the Agreement, you consent to the sharing of personal information as identified in this Agreement.

In providing your personal information to the Host Company and any third parties, the Home Company and its affiliates will at all times comply with applicable United States privacy laws.

Ethics

You remain subject to and agree to comply with the Home Company’s Standards of Business Conduct at all times. Further, you acknowledge that certain laws of the United States and the UK may result in imposition of sanctions on the Home Company and/or the Host Company and their employees in the event that, directly or indirectly, offers, promises, or payments are made to government officials or others for the purpose of influencing decisions favorable to the Home Company or any Encore entity, and, therefore, you agree that you will not commit any such acts or engage in any such activities.

Waiver

The compensation and benefits (including allowances) provided for your Assignment are intentionally in excess of, and otherwise in lieu of, any and all benefits, end-of-service awards, settlement monies, notice, pensions, salaries, or compensation, of any kind, (collectively, “Compensation”) which are or may be mandated under the laws of the Host Country. You understand and agree that the benefits and compensation identified in this Agreement are the only Compensation to which you are entitled. By signing below, you irrevocably waive any entitlement to Compensation that exceeds the compensation identified in this Agreement, to the extent permitted by applicable law that you may or will have against the Home Company or Host Company under the labor and other laws of the Host Country. Further, to the extent that there is any mandatory Compensation which cannot be waived, you agree that the Home Company will be entitled to gross-down or offset the value of such Compensation against the compensation promised under this Letter.

Controlling Law: This Agreement, your employment, your Assignment, and anything arising out of the same shall be controlled, construed, and enforced in accordance with the laws of the Home Country. You expressly and irrevocably waive the right to bring in the Host Location or any foreign political subdivision any claim, complaint or other legal proceedings or process arising from, in connection with or related to this Agreement, your Assignment, and/or your employment and agree that the law of the Home Country shall have exclusive jurisdiction in relation to all matters arising from, in connection with or related to the same.

Arbitration: Notwithstanding anything to the contrary, except for causes of action seeking injunctive or equitable relief, which shall be brought in a court of competent jurisdiction in the Location of Origin, all disputes, including disputes as to the arbitrability of particular controversies, arising out of or in connection with this Agreement or your employment or this Assignment, including, without limitation, any question regarding the existence, validity or termination of this Agreement, shall be referred to and finally resolved by arbitration. Such arbitration shall be conducted before a single arbitrator. The arbitrator shall have no authority to award nonmonetary or equitable relief, and any monetary award shall not include punitive damages. All reasonable costs of both parties, as determined by the arbitrator, including but not limited to: (i) the costs, including reasonable attorneys’ fees, of the arbitration, (ii) the fees and expenses of the arbitrators and any other administrative costs, and (iii) the costs, including reasonable attorneys’ fees, necessary to confirm the award in any court shall be borne entirely by the non-prevailing party (to be designated by the arbitration panel in the award) and may not be allocated between the parties by the arbitration panel. The award shall state the reasoning therefor. The place of arbitration shall be at a location in the Location of Origin, unless otherwise mutually agreed. The language to be used in the arbitral proceedings shall be English. The award issued by the arbitrator shall be enforced in any court of competent jurisdiction under the provisions of the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (the “New York Convention”) of 1958.

Severability: Should any provision(s) in this Letter be held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall be unaffected and shall continue in full force and effect, and any invalid, void, or unenforceable provision(s) shall be deemed not to be a part of this Agreement.

Modification and Waiver: This Letter may be amended only by an agreement in writing signed by you and the Home Company in which specific reference is made to this Agreement. The failure of either party to insist, in any one or more instances, upon performance of the terms or conditions of this Agreement shall not be construed as a waiver or a relinquishment of any right granted hereunder or of the future performance of any such term, covenant, or condition.

Entire Agreement; Other General Provisions: By signing below, you agree to the following general terms of this Letter. You agree that this Letter contains the entire agreement regarding your Assignment and replaces all other agreements and understandings regarding your Assignment made concurrently or previously, whether written or oral. The Home Company may periodically adjust salaries and benefits payable to you and/or its other employees, as well as reporting relationships, job titles and responsibilities as it deems necessary.

Acceptance: If you agree with these terms, please sign this Letter in the space provided, scan and email to #############@#####.com.

Sincerely,

/s/ Tracy Ting
Tracy Ting
SVP & CHRO
Encore Capital Group, Inc.

AGREED AND ACCEPTED:

/s/ John Yung              14 August 2023
John Yung                          Date

June 30, 2024

John Yung
## ####### ##, #### ###
London, UK
W1F 7BZ

    Re: Notice of Extension of International Assignment Agreement

Mr. Yung:

    Reference is made to that certain International Assignment Agreement dated July 31, 2023 (“Agreement”) by and between Encore Capital Group, Inc. (“Encore”), and John Yung (“Mr. Yung”). Any capitalized terms used but not defined herein shall have the same meaning as provided in the Agreement. Pursuant to the “Extensions” paragraph in the Agreement, this letter serves as written notice that Encore is extending the term of the Assignment to a new target end date of August 31, 2025. The allowances and benefits in the Agreement will remain the same except that (1) your Base Salary and KCP bonus target will continue to reflect the changes previously made as part of the annual compensation review in February 2024 and (2) Encore acknowledges and accepts the previously discussed approximate 2% increase in Host Location rent. Such extension shall be effective upon your acceptance.

Please sign the letter below to accept and agree to these terms of extension.

Sincerely,

/s/ Tracy Ting
Tracy Ting
SVP & CHRO

AGREED AND ACCEPTED:

/s/ John Yung                July 2, 2024
John Yung                Date